                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                         Candlewood Hotel Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

        (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
        (5) Total fee paid:

        ------------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

        ------------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------
        (3) Filing Party:

        ------------------------------------------------------------------------
        (4) Date Filed:

        ------------------------------------------------------------------------

                                 [Company Logo]


                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 15, 2001
                             ----------------------

        The 2001 Annual Meeting of the Stockholders of Candlewood Hotel Company, Inc. (the "Company") will be held at 10:00 a.m. local time, on May 15, 2001, at the Company's executive offices at 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206, for the following purposes:

        1. To elect a board of thirteen directors for the ensuing year or until the election and qualification of their respective successors;

        2. To consider and vote upon on an amendment to the Company's 1996 Equity Participation Plan, as amended, (the "1996 Equity Participation Plan") to increase the number of shares of Common Stock authorized for issuance thereunder from 1,676,710 to 2,676,710; and

        3. To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on April 2, 2001, the record date, will be entitled to notice of, and to vote at, the 2001 Annual Meeting of Stockholders and any adjournment thereof.

                                       By Order of the Board of Directors,


                                       Warren D. Fix
                                       Secretary


Wichita, Kansas
Dated:  April 18, 2001

                                [Candlewood Logo]


                     8621 East 21st Street North, Suite 200
                              Wichita, Kansas 67206

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 15, 2001
                                -----------------

                                 PROXY STATEMENT
                                -----------------

                             SOLICITATION OF PROXIES

        The accompanying proxy is solicited on behalf of the Board of Directors of Candlewood Hotel Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Company's executive offices located at 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206, on May 15, 2001 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

        All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the thirteen nominees to the Board of Directors listed herein, and (ii) the amendment to the 1996 Equity Participation Plan of the Company that will increase the number of shares of Common Stock authorized for issuance thereunder from 1,676,710 to 2,676,710.

        Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

        This proxy statement is being mailed to the Company's stockholders on or about April 18, 2001. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

        Only holders of record of the 9,025,000 shares of the Company's common stock (the "Common Stock"), the 65,000 shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") and the 42,000 shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock", together with the Series A Preferred Stock, the "Preferred Stock") outstanding at the close of business on the record date, April 2, 2001, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of the Company's Common Stock and 105.26316 votes for each share of Preferred Stock held of record by such stockholder on April 2, 2001 (the "Record Date"). Accordingly, an aggregate of 20,288,158 votes may be cast on each matter to be considered at the Meeting.

        In order to constitute a quorum for the conduct of business at the Meeting, shares representing a majority of the votes entitled to be cast at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth, as of March 19, 2001, the amount and percentage of the outstanding shares of the Company's Common Stock, Preferred Stock and Common Share Equivalents (the Common Stock together with the Preferred Stock on an as-converted basis) which, according to the information supplied to the Company, are beneficially owned by:

        - each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of such securities,

        - each person who is a director of the Company (each of whom, except for Gary E. Costley, is also a nominee for election as a director of the Company),

        -       each Named Executive Officer (as defined on page 10), and

        - all current directors and executive officers of the Company as a group.

Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares that are deemed beneficially owned by such person or entity.

                                                                          Shares Beneficially Owned
                                                  -------------------------------------------------------------------------
                                                  Series A Preferred         Series B Preferred              Common
                                                  -------------------        -------------------     ----------------------
NAME AND ADDRESS OF                                          Percent                    Percent                    Percent
BENEFICIAL OWNER (1)                              Number     of Class        Number     of Class     Number(2)     of Class
--------------------                              ------     --------        ------     --------     ---------     --------
DIRECTORS/NOMINEES AND
NAMED EXECUTIVE OFFICERS:
Mariel C. Albrecht (4) ...................             0          --              0          --              0          --
Gary E. Costley (5) ......................             0          --              0          --         13,000           *
Robert J. Cresci (6)(7) ..................             0          --              0          --          7,500           *
Jack P. DeBoer (7)(8) ....................         1,000        1.54%             0          --      2,153,599       23.73%
Warren D. Fix (7)(9) .....................           250           *              0          --        352,465        3.87
Jeffrey F. Hitz (10) .....................             0          --              0          --         44,300           *
Thomas L. Keltner (4)(7) .................             0          --              0          --              0          --
Robert S. Morris (7)(11) .................             0          --              0          --          7,500           *
Thomas H. Nielsen (12) ...................             0          --              0          --          5,000           *
Frank J. Pados, Jr. (7)(13) ..............             0          --              0          --          7,500           *
William L. Perocchi (14) .................             0          --              0          --          8,000           *
David A. Redfern (15) ....................             0          --              0          --         33,605           *
James E. Roos (16) .......................             0          --              0          --        102,500           *
Tony M. Salazar (17) .....................             0          --              0          --         12,000           *
Seth E. Schofield ........................             0          --              0          --              0          --
Thomas L. Storey (7)(18) .................             0          --              0          --          2,500          --
 All directors and executive officers as a
   group (20 persons) (4)(5)(6)(8)(9)(10)
   (11)(12)(13)(14)(15)(16)(17)(18) ......         1,250        1.92              0          --      2,852,219       31.42

5% BENEFICIAL HOLDERS:
Stockholders Group (7) ...................        64,250       98.85         41,790       99.50%     5,542,360       58.42
Doubletree Corporation (7) ...............             0          --              0          --      2,587,500       28.67
   Hilton Hotels Corporation
   World Headquarters
   9336 Civic Center Drive
   Beverly Hills, California 90210
 Olympus Growth Fund, II, L.P. (7)(19) ...         9,900       15.23          4,841       11.53         38,728           *
   One Station Place
   Stamford, Connecticut
 Whiting & Co. (7)(20) ...................        10,000       15.38              0          --              0          --
   c/o J.P. Morgan Investment Mgmt
   522 Fifth Avenue, 6th Floor
   New York, New York
Chase Venture Capital Associates (7)(20) .         7,000       10.77              0          --              0          --
   380 Madison Avenue, 12th Floor
   New York, New York
Arbor Lake Club, Ltd. (7)(21) ............         7,000       10.77              0          --              0          --
   760 N.W. 107th Avenue, Suite 300
   Miami, Florida
Pecks Management Partners Ltd. (7)(22) ...         7,000       10.77          7,900       18.81         63,200           *
   One Rockefeller Plaza, Suite 900
   New York, New York 10020
Private Equity Investors III, L.P.(7)(23)          3,500        5.38         12,000       28.57         96,000        1.05
   540 Madison Avenue, 36th Floor
   New York, New York
Equity-Linked Investors-II, L.P.(7)(24) ..         3,500        5.38         12,000       28.57         96,000        1.05
   540 Madison Avenue, 36th Floor
   New York, New York 10022
Advance Capital Associates, L.P. (25) ....         3,250        5.00          2,000        4.77         16,000           *
   660 Madison Avenue, 15th Floor
   New York, New York 10021


                                                    Common Share
                                                   Equivalents(3)
                                               -----------------------
NAME AND ADDRESS OF                                           Percent
BENEFICIAL OWNER (1)                             Number       of Class
--------------------                           ----------     --------
DIRECTORS/NOMINEES AND
NAMED EXECUTIVE OFFICERS:
Mariel C. Albrecht (4) ...................              0          --
Gary E. Costley (5) ......................         13,000           *
Robert J. Cresci (6)(7) ..................          7,500           *
Jack P. DeBoer (7)(8) ....................      2,258,862       11.11%
Warren D. Fix (7)(9) .....................        378,781        1.86
Jeffrey F. Hitz (10) .....................         44,300           *
Thomas L. Keltner (4)(7) .................              0          --
Robert S. Morris (7)(11) .................          7,500           *
Thomas H. Nielsen (12) ...................          5,000           *
Frank J. Pados, Jr. (7)(13) ..............          7,500           *
William L. Perocchi (14) .................          8,000           *
David A. Redfern (15) ....................         33,605           *
James E. Roos (16) .......................        102,500           *
Tony M. Salazar (17) .....................         12,000           *
Seth E. Schofield ........................              0          --
Thomas L. Storey (7)(18) .................          2,500          --
 All directors and executive officers as a
   group (20 persons) (4)(5)(6)(8)(9)(10)
   (11)(12)(13)(14)(15)(16)(17)(18) ......      2,983,798       14.67

5% BENEFICIAL HOLDERS:
Stockholders Group (7) ...................     16,704,465       80.50
Doubletree Corporation (7) ...............      2,587,500       12.75
   Hilton Hotels Corporation
   World Headquarters
   9336 Civic Center Drive
   Beverly Hills, California 90210
 Olympus Growth Fund, II, L.P. (7)(19) ...      1,590,412        7.82
   One Station Place
   Stamford, Connecticut 06430
 Whiting & Co. (7)(20) ...................      1,052,632        5.19
   c/o J.P. Morgan Investment Mgmt
   522 Fifth Avenue, 6th Floor
   New York, New York 10036
Chase Venture Capital Associates (7)(20) .        736,842        3.63
   380 Madison Avenue, 12th Floor
   New York, New York 10017
Arbor Lake Club, Ltd. (7)(21) ............        736,842        3.63
   760 N.W. 107th Avenue, Suite 300
   Miami, Florida 33172
Pecks Management Partners Ltd. (7)(22) ...      1,631,621        8.02
   One Rockefeller Plaza, Suite 900
   New York, New York 10020
Private Equity Investors III, L.P.(7)(23)       1,727,579        8.48
   540 Madison Avenue, 36th Floor
   New York, New York 10022
Equity-Linked Investors-II, L.P.(7)(24) ..      1,727,579        8.48
   540 Madison Avenue, 36th Floor
   New York, New York 10022
Advance Capital Associates, L.P. (25) ....        568,631        2.80
   660 Madison Avenue, 15th Floor
   New York, New York 10021

                                                                          Shares Beneficially Owned
                                                  -------------------------------------------------------------------------
                                                  Series A Preferred         Series B Preferred              Common
                                                  -------------------        -------------------     ----------------------
NAME AND ADDRESS OF                                          Percent                    Percent                    Percent
BENEFICIAL OWNER (1)                              Number     of Class        Number     of Class     Number(2)     of Class
--------------------                              ------     --------        ------     --------     ---------     --------
The FFJ Nominee Trust (7)(20) ..........           3,250         5.00            0            --             0           --
   Samuel T. Byrne, Trustee
   c/o Boston Capital Institutional
   Advisors
   One Boston Place
   Boston, Massachusetts 02108-4406
Mutual Life Insurance Company of
   New York (7)(26) ....................           3,250         5.00        3,000          7.14        24,000            *
   1740 Broadway
   New York, New York 10019
 Allied Capital Corporation (27) .......           3,250         5.00            0            --             0           --
   1919 Pennsylvania Avenue, Third Floor
   Washington, DC 20006


                                                      Common Share
                                                     Equivalents(3)
                                                 -----------------------
NAME AND ADDRESS OF                                             Percent
BENEFICIAL OWNER (1)                               Number       of Class
--------------------                             ----------     --------
The FFJ Nominee Trust (7)(20) ..........            342,105         1.69
   Samuel T. Byrne, Trustee
   c/o Boston Capital Institutional
   Advisors
   One Boston Place
   Boston, Massachusetts 02108-4406
Mutual Life Insurance Company of
   New York (7)(26) ....................            681,895         3.36
   1740 Broadway
   New York, New York 10019
 Allied Capital Corporation (27) .......            342,106         1.68
   1919 Pennsylvania Avenue, Third Floor
   Washington, DC 20006

----------

*       Less than one percent.

(1) The address of each of the directors and officers listed in the table is c/o Candlewood Hotel Company, 8621 E. 21st Street North, Suite 200, Wichita, Kansas 67206.

(2) Includes options exercisable within 60 days of March 19, 2001 and assumes the conversion of certain warrants issued by the Company in connection with the issuance of the Series B Preferred Stock (the "Series B Warrants") for Common Stock on a one-to-one basis.

(3) Includes Common Stock (including options exercisable within 60 days of March 19, 2001), shares of Series A Preferred Stock and Series B Preferred Stock after giving effect to the conversion at an initial ratio of 105.26316 shares of Common Stock per share of Preferred Stock, and the conversion of the Series B Warrants on a one-to-one basis into shares of Common Stock.

(4) Excludes 2,587,500 shares of Common Stock held by Doubletree Corporation ("Doubletree"), a wholly-owned subsidiary of Hilton Hotels Corporation ("Hilton"). Ms. Albrecht and Mr. Keltner are officers of Hilton and disclaim beneficial ownership of such shares.

(5) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(6) Represents 7,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001. Excludes 7,000 shares of Series A Preferred Stock, 7,900 shares of Series B Preferred Stock and 63,200 Series B Warrants beneficially owned by Pecks Management Partners, Ltd. ("Pecks"). Mr. Cresci is a Managing Director of Pecks and disclaims beneficial ownership of such shares.

(7) On July 10, 1998, an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") was executed by and between the Company, Messrs. DeBoer and Fix, Doubletree and certain other parties signatory thereto in connection with the issuance of the Company's Series B Preferred Stock (collectively, the "Stockholders Group"). The Stockholders Group may be deemed to be a "group" for purposes of 13(d)(3) of the Securities Exchange Act of 1934, as amended. Messrs. DeBoer, Fix, Cresci (through his association with Pecks), Morris (through his association with Olympus Growth Fund II, L. P. ("OGF-II") and Olympus Executive Fund, L.P. ("OEF")), Pados (through his association with Private Equity Investors III, L.P. ("PEI-III") and Equity-Linked Investors-II ("ELI-II")), and Albrecht and Keltner (through their association with Hilton), Doubletree and the other parties to the Stockholders Agreement may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group. The Stockholders Agreement provides for certain rights and obligations regarding the nomination and election of directors. See "Stockholders Agreement." The listed holders disclaim beneficial ownership of the shares except to the extent that they have a pecuniary interest therein.

(8) Includes 50,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001. Excludes 114,476 shares of Common Stock held by the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (collectively, the "DeBoer Trusts"). Mr. DeBoer has no interest in the DeBoer Trusts and disclaims beneficial ownership of such shares.

(9) Includes 250 shares of Series A Preferred Stock held by Mr. Fix as Trustee for the Warren D. Fix Defined Benefit Plan Trust. Includes 274,965 shares of Common Stock held by the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership"). Mr. Fix disclaims beneficial ownership of these shares except to the extent of his interest in the Fix Partnership. Includes 77,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(10) Includes 42,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(11) Represents 7,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001. Excludes 100 shares of Series A Preferred Stock, 49 shares of Series B Preferred Stock and 392 Series B Warrants beneficially owned by OEF. Excludes 9,900 shares of Series A Preferred Stock, 4,841 shares of Series B Preferred Stock and 38,728 Series B Warrants beneficially owned by OGF-II. Mr. Morris is an executive officer of the general partners of both OEF and OGF-II and disclaims beneficial ownership of the shares held by such entities.

(12) Represents 5,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(13) Represents 7,500 shares of Common Shares subject to options exercisable within 60 days of March 19, 2001. Excludes 3,500 shares of Series A Preferred Stock, 12,000 shares of Series B Preferred Stock and 96,000 Series B Warrants beneficially owned by ELI-II. Excludes 3,500 shares of Series A Preferred Stock, 12,000 shares of Series B Preferred Stock and 96,000 Series B Warrants beneficially owned by PEI-III. Mr. Pados is an executive officer of Desai Capital Management Incorporated ("DCMI") and disclaims beneficial ownership of such shares. DCMI acts as an investment advisor to PEI-III and ELI-II and, with the respective general partners of PEI-III and ELI-II, has the power to vote or to direct the vote and to dispose or to direct the disposition of such shares under an investment and advisory agreement between PEI-III and ELI-II.

(14) Includes 5,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(15) Includes 33,250 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(16) Represents 102,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(17) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(18) Includes 2,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 2001.

(19) Based on Schedule 13D filed October 23, 1997 and Schedule 13D/A filed December 11, 1998 by OGF-II and OEF. OEF, an affiliate of OGF-II, beneficially owns an additional 100 shares of Series A Preferred Stock, 49 shares of Series B Preferred Stock and 392 Series B Warrants, and, as a party to the Stockholders Agreement, may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group.

(20) The listed holder is known by the Company to have purchased shares of the Company's Preferred Stock and to have entered into the Stockholders Agreement. The Company is unaware of any other stockholdings of the holder.

(21) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by LNR Candlewood Holdings, Inc. ("LNR"), Leisure Colony Management Corp. and LNR Property Corporation ("LNR Property"). According to information provided to the Company by its stock transfer agent, the shares issued to LNR were transferred to Arbor Lake Club, Ltd. ("Arbor"). Both LNR and Arbor are indirectly wholly-owned and controlled by LNR Property.

(22) Based on Schedule 13D filed on June 4, 1998, and Schedule 13D/A filed on September 10, 1998 by Pecks Management Partners, Ltd.

(23) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by ELI-II, PEI-III, DCMI and Rohit Mujilal Desai ("Mr. Desai"). The power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by PEI-III is vested in its general partner Rohit M. Desai Associates-III, LLC ("RMDA-III"), however, such decisions may also be made by DCMI under an investment and advisory agreement between PEI-III and DCMI. Accordingly, RMDA-III and DCMI may be deemed to beneficially own the shares held by PEI-III. Mr. Desai is the managing member of RMDA-III and the Chairman, President and Treasurer of DCMI, and may be deemed to share the power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by PEI-III.

(24) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by ELI-II, PEI-III, DCMI and Mr. Desai. The power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by ELI-II is vested in general partner Rohit M. Desai Associates-II ("RMDA-II"), however, such decisions may also be made by DCMI under an investment and advisory agreement between ELI-II and DCMI. Accordingly, RMDA-II and DCMI may be deemed to beneficially own the shares held by ELI-II. Mr. Desai is the general partner of RMDA-II and the Chairman, President and Treasurer of DCMI, and may be deemed to share the power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by ELI-II.

(25) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by Advance Capital Associates L.P. ("Advance L.P."), Advance Capital Management, LLC ("Advance LLC"), Advance Capital Partners, L.P. ("Advance Capital") and Advance Capital Offshore Partners, L.P. ("Advance Offshore"). The shares beneficially owned by Advance L.P. and Advance LLC are held by Advance Capital (2,457 shares of Series A Preferred Stock, 1,523 shares of Series B Preferred Stock and 12,184 Series B Warrants) and Advance Offshore (793 shares of Series A Preferred Stock, 477 shares of Series B Preferred Stock and 3,816 Series B Warrants). With respect to the shares issued to them, respectively, Advance Capital and Advance Offshore each has shared power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares beneficially owned by Advance L.P. and Advance LLC.

(26) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by The Mutual Life Insurance Company of New York ("MONY"). The shares beneficially owned by MONY are held by J. Romeo & Co.

(27) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by Allied Capital Corporation.

REGISTRATION RIGHTS

        In connection with the issuance and sale of the Company's Series B Preferred Stock in July, 1998 (the "Series B Private Placement"), the Company, Mr. Jack P. DeBoer, Doubletree, the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (the "DeBoer Trusts"), the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership") (collectively, the "Initial Stockholders") and certain other purchasers of the Preferred Stock, entered into that certain Amended and Restated Registration Rights Agreement dated as of July 10, 1998 (the "Registration Rights Agreement"). The Registration Rights Agreement replaced that certain Registration Rights Agreement dated as of September 22, 1997.

        Pursuant to the terms of the Registration Rights Agreement, the parties have two demand registration rights under which they may require (subject to certain limitations) the Company to register under the Securities Act of 1933, as amended, certain shares of Common Stock owned by the parties. The Company is not required to file a registration statement upon exercise of these demand registration rights within 180 days following any underwritten public offering of Common Stock or securities, convertible into or exercisable or exchangeable for Common Stock. The Company is also obligated to allow the parties to participate in underwritten offerings originated by the Company, subject to certain limitations. All expenses of any registration relating to securities as provided in the Registration Rights

Agreement (other than underwriting discounts and commissions and fees and expenses of counsel for selling stockholders) are to be borne by the Company.

STOCKHOLDERS AGREEMENT

        Following the completion of the Series B Private Placement, the Initial Stockholders and certain holders of Preferred Stock entered into an Amended and Restated Stockholders Agreement dated as of July 10, 1998 (the "Stockholders Agreement"). The Stockholders Agreement replaced that certain Stockholders Agreement dated as of September 22, 1997. The Stockholders Agreement provides that, subject to certain conditions described below and so long as each entity holds at least 20% of the Series A Preferred Stock that it originally purchased, Olympus Growth Fund II, L.P. ("Olympus"), Desai Capital Management, Inc. ("Desai") and Pecks Management Partners Ltd. ("Pecks", collectively, the "Series A Purchase Group") are each entitled to designate a single individual for nomination to stand for election to the Board of Directors (for a total of three directors selected by the Series A Purchaser Group). In addition, subject to certain conditions described below and so long as each entity holds at least 20% of the Series B Preferred Stock originally purchased, the holders of at least a majority of the Series B Preferred Stock are entitled to designate a single individual for nomination to stand for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two individuals for nomination to stand for election to the Board of Directors, and that Mr. DeBoer, the DeBoer Trusts and the Fix Partnership (collectively, the "DeBoer/Fix Holders") (or a permitted transferee) are entitled to collectively designate two individuals for nomination to stand for election to the Board of Directors. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree, together with the DeBoer/Fix Holders to designate the remaining independent directors for nomination to stand for election to the Board of Directors and to designate the president of the Company for nomination to stand for election to the Board of Directors. Each of the parties to the Stockholders Agreement have agreed to vote its shares in favor of the individuals nominated by the other parties to the Stockholders Agreement.

        The rights and obligations of the holders of the Preferred Stock under the Stockholders Agreement terminate as follows:

        - In the case of the holders of the Series A Preferred Stock, upon the failure of all such holders to collectively hold, beneficially or of record, at least 20% of the Series A Preferred Stock or Common Stock equivalents purchased in the initial offering of the Series A Preferred Stock.

        - In the case of the holders of the Series B Preferred Stock, upon the failure of all such holders to collectively hold, beneficially or of record, at least 20% of the Series B Preferred Stock or Common Stock equivalents purchased in the initial offering of the Series B Preferred Stock.

        - In the case of any holder of Preferred Stock, on the date that the Common Stock resulting from the conversion of Preferred Stock held by such holders into Common Stock have been sold pursuant to an effective registration statement in accordance with the rules and regulations of the Securities and Exchange Commission or a sale pursuant to Rule 144 thereof.

        - In addition, the rights and obligations of any of Olympus, Desai or Pecks under the Stockholders Agreement terminate if such entity holds, beneficially or of record, less than 20% of the Series A Preferred Stock or Common Stock equivalents purchased by such entity in the initial offering of the Series A Preferred Stock.

        - Finally, the rights and obligations of Doubletree and the DeBoer/Fix Holders under the Stockholders Agreement terminate upon both the failure of such holders or their permitted transferees, collectively, to hold, beneficially or of record, at least 20% of the outstanding voting interests of the Company, and the termination of the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock.

                        EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company as of April 2, 2001 are as follows:

                NAME                        AGE       POSITION
                ----                        ---       --------
Jack P. DeBoer....................          70        Chief Executive Officer and Chairman of the Board
James E. Roos.....................          49        President and Chief Operating Officer
Warren D. Fix.....................          62        Executive Vice President, Chief Financial Officer, Secretary
                                                      and Director
Jeffrey F. Hitz...................          55        Senior Vice President - Development
Charles H. Armstrong, Jr..........          43        Vice President - Franchise Sales
Tim D. Johnson....................          33        Vice President - Treasurer and Assistant Secretary
Thomas R. Kennalley...............          44        Vice President - Controller and Assistant Secretary
H. Steven Meadows.................          47        Vice President - Operations
David A. Redfern..................          35        Vice President - Sales and Marketing
Gina-Lynne Scharoun...............          30        Vice President - Franchise Services

        For a description of the business background of Messrs. DeBoer, Roos and Fix, see "Proposal 1--ELECTION OF DIRECTORS."

        Jeffrey F. Hitz has served as Senior Vice President - Development of the Company since February 1998. From May 1996 to February 1998, Mr. Hitz served as Vice President - Real Estate of the Company. From July 1995 to March 1996, Mr. Hitz was a consultant to several retail chains on site selection and concept development. From October 1994 to July 1995, Mr. Hitz was Senior Vice President, Operations for EZCorp, Inc., a publicly traded retail chain. From August 1989 to October 1994, Mr. Hitz held several positions with THORN Americas, Inc., an operator of a national chain of rent-to-own stores, including Vice President, Development. From 1986 to 1989, Mr. Hitz was a multi-unit franchisee of two restaurant concepts in California and Arizona.

        Charles H. Armstrong, Jr. has served as Vice President - Franchise Sales of the Company since May 1999. From September 1997 to April 1999, he was Vice President of Franchise Sales for Wingate Inns, a subsidiary of Cendant Corporation. From May 1995 to August 1997, Mr. Armstrong was Director of Franchise Sales for Wingate Inns. From April 1993 to April 1995, he was Director of Franchise Sales for Hospitality Franchise Systems, which offers the Days Inn, Ramada Inn and Howard Johnson brands.

        Tim D. Johnson has served as Vice President - Treasurer and Assistant Secretary of the Company since November 1999. From July 1998 to November 1999, Mr. Johnson was Director of Strategic and Financial Planning of the Company. From March 1997 to July 1998, he held the position of Manager of Financial Reporting of the Company. From May 1995 to March 1997, Mr. Johnson was a Financial Analyst for THORN Americas, Inc., an operator of a national chain of rent-to-own stores.

From January 1995 to May 1995, he was an accountant for RCM, a regional public accounting firm. From May 1994 to December 1994, Mr. Johnson was an Adjunct Instructor at the University of Oklahoma.

        Thomas R. Kennalley has served as Vice President - Controller and Assistant Secretary of the Company since December 1997. From 1996 to 1997, Mr. Kennalley was Director of Financial Reporting for THORN Americas, Inc., an operator of a national chain of rent-to-own stores. From 1991 to 1996, he held the position of Treasurer of Advantage Companies, Inc., the largest publicly held franchisor of Rent-A-Center stores. Mr. Kennalley also has ten years of experience in the audit department of a national firm of certified public accountants.

        H. Steven Meadows has served as Vice President - Operations since November 1998. From August 1993 to November 1998, Mr. Meadows held several positions with Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel company, including most recently Vice President, Operations. From August 1991 to August 1993, he served as a General Manager for a hotel operated by Holiday Inns, Inc. From November 1990 to August 1991, Mr. Meadows served as a General Manager of a Ramada Hotel, a hotel operated by Hospitality Unlimited Investments.

        David A. Redfern has served as Vice President - Sales and Marketing of the Company since December 1995. From August 1994 to December 1995, Mr. Redfern served as the National Sales Director for the Summerfield Suites Hotel chain, an up-scale extended-stay hotel chain. From June 1993 to January 1995, Mr. Redfern served as a Task Force Manager for Summerfield Suites. From September 1991 to June 1993, Mr. Redfern attended the University of California - Irvine, where he received his M.B.A. degree. From January to June 1993, Mr. Redfern was also employed by Cruttenden & Co., Inc., an investment banking firm, as a research analyst. From August 1990 to September 1991, Mr. Redfern served as Director of Sales for the Summerfield Suites hotel in San Francisco, California. From 1988 to August 1990, Mr. Redfern was a Sales Manager for the Residence Inn by Marriott in La Jolla, California.

        Gina-Lynne Scharoun has served as Vice President - Franchise Services of the Company since May 1999. From August 1997 to April 1999, she held the position of Vice President of Franchise Development of the Company. From June 1996 to July 1997, she held the position of Director of Franchise Development of the Company. From January 1996 until May 1996, Ms. Scharoun held various positions in the Company's Corporate and Franchise Development Departments. From September 1993 to December 1995, Ms. Scharoun served in various positions, including Assistant Vice President of Community Reinvestment, for Fourth Financial Corporation, a financial institution.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 of those persons who were either:

        -       the chief executive officer of the Company,

        - one of the other four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000, or

        - any other executive officer who would have qualified under the previous two categories but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 2000 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                    ANNUAL COMPENSATION(1)          COMPENSATION
                                              -----------------------------------   AWARDS STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY           BONUS    OPTIONS (SHARES)  COMPENSATION(2)
---------------------------                   ----      --------         --------  ----------------  ---------------
Jack P. DeBoer                                2000      $365,000         $175,000            --        $  5,100
     Chief Executive Officer and              1999       350,000          115,500        70,000           1,718
     Chairman of the Board                    1998       211,795           75,000        30,000           1,765

James E. Roos                                 2000       215,000          100,000            --           5,100
     President and Chief                      1999       205,000           75,000        43,000           1,336
     Operating Officer                        1998       173,658           50,000        12,000           1,637

Warren D. Fix                                 2000       215,000          100,000            --           5,100
     Executive Vice President,                1999       205,000           75,000        43,000           1,222
     Chief Financial Officer and              1998       157,986           50,000        12,000           1,540
     Secretary

Charles H. Armstrong, Jr                      2000       234,000(3)            --            --           4,980
     Vice President -                         1999       133,333(3)            --        25,000           1,370
     Franchise Sales                          1998            --               --            --              --

H. Steven Meadows                             2000       130,000           40,000            --           4,713
     Vice President -                         1999       110,000           27,500            --           1,269
     Operations                               1998        18,333(4)            --        25,000              --

----------

(1) Amounts of other annual compensation are not shown because such compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus of the Named Executive Officer.

(2) For fiscal year 2000, represents matching contributions paid by the Company under the Company's 401(k) plan of $5,100, $5,100, $5,100, $4,980 and $4,713 for Messrs. DeBoer, Roos, Fix, Armstrong and Meadows, respectively. For fiscal year 1999, represents matching contributions paid by the Company under the Company's 401(k) plan of $1,718, $1,336, $1,222, $1,370 and $1,269 for Messrs. DeBoer, Roos, Fix, Armstrong and Meadows, respectively. For fiscal year 1998, represents matching contributions paid by the Company under the Company's 401(k) plan of $1,765, $1,637 and $1,540 for Messrs. DeBoer, Roos and Fix, respectively.

(3) Represents a base salary of $125,000 on an annualized basis plus sales commissions. Mr. Armstrong commenced employment with the Company in May 1999 as Vice President - Franchise Sales.

(4) Represents a base salary of $110,000 on an annualized basis. Mr. Meadows commenced employment with the Company in November 1998 as Vice President
        - Operations.

        There were no stock options granted to the Named Executive Officers during 2000.

        The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 2000 pursuant to the Company's 1996 Equity Participation Plan. No options were exercised by any of the Named Executive Officers during 2000.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                      Value of Unexercised
                                      Number of Unexercised               In-the-Money
                                            Options at                     Options at
                                        December 31, 2000             December 31, 2000 (1)
                                 ------------------------------    ---------------------------
                                 Exercisable      Unexercisable    Exercisable   Unexercisable
                                 -----------      -------------    -----------   -------------
Jack P. DeBoer                      32,500            67,500            --            --
James E. Roos                       91,750            63,250            --            --
Warren D. Fix                       66,750            38,250            --            --
Charles H. Armstrong, Jr             6,250            18,750            --            --
H. Steven Meadows                   12,500            12,500            --            --

----------

(1) Based on the closing sales price of the Company's Common Stock on the Nasdaq National Stock Market on December 31, 2000 ($2.50), minus the exercise price of the option, multiplied by the number of shares to which the option relates, none of the exercisable or unexercisable options were in-the-money.

AGREEMENTS RELATING TO EMPLOYMENT

        The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to continue to serve as the Company's Chief Executive Officer. The contract renews annually unless earlier terminated. Mr. DeBoer will receive annual cash compensation and shall be eligible for a bonus to be set by the Compensation Committee. The contract provides that upon a change of control of the Company or termination of employment under certain circumstances, Mr. DeBoer will be entitled to a payment equal to three times his average annual salary for the previous three years. The contract provides that, during the term of the contract, except with respect to certain passive investments in lodging companies and hotel properties and activities related to properties held at the time of the offering, Mr. DeBoer will not engage in the acquisition, founding, development, operation or management of any hotel company or chain. The contract also provides that for two years after Mr. DeBoer's contract ends, subject to the aforementioned exceptions, Mr. DeBoer will not engage in the acquisition, founding, development, operation, or management of any new hotel company or chain.

                  COMPENSATION COMMITTEE REPORT ON COMPENSATION

        Compensation and benefit practices of the Company are established and governed by the Compensation Committee comprised exclusively of independent members of the Board of Directors. From January 2000 through May 2000, the Compensation Committee consisted of Gary E. Costley, Frank J. Pados, Jr., Robert
S. Morris and William L. Perocchi. From May 2000 through December 2000, the Compensation Committee consisted of Messrs. Pados and Perocchi and Thomas W. Storey. Mr. Fix is a non-voting ex officio member of the Compensation Committee. Mr. Costley served as Chairman until May 2000. Mr. Storey has served as Chairman of the Committee since May 2000.

        The Compensation Committee establishes the general compensation policy of the Company, reviews and approves compensation of the senior executive officers of the Company and administers the Company's 1996 Equity Participation Plan and any other employee benefit plans established by the Company. The Compensation Committee reviews the overall compensation program of the Company to assure that the Company:

        - has set management compensation at levels that are reasonable in consideration of all the facts, including practices of comparably sized corporations engaged in the hotel business,

        - adequately recognizes performance tied to creating shareholder value,

        - is responsive to current tax, accounting and Securities and Exchange Commission guidelines, and

        -       meets overall Company compensation and business objectives.

        The Compensation Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. In addition, the Compensation Committee attempts to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. To this end, the compensation program has been designed to balance short and long-term incentive compensation to achieve desired results and pay for performance. The Company's compensation policy is to reward performance as measured by the creation of value for stockholders. The Compensation Committee utilizes base salary, certain annual bonus awards and long-term incentive compensation pursuant to the 1996 Equity Participation Plan as part of its program. The hotel and hospitality industry is characterized by substantial competition for skilled employees. The ability of the Company to attract, motivate and retain high caliber individuals is dependent in large part on the compensation packages it offers.

        The Internal Revenue Code provides a $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations. An exception to the limit applies to certain types of performance-based awards granted under plans approved by the Company's stockholders, which may include stock options. The Committee's policy is to qualify bonus and option grants for the performance-based compensation exception to the $1,000,000 deduction limitation whenever possible.

        Base Salary

        Salaries for executive officers are reviewed annually by the Compensation Committee based upon a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. In 2000, the Compensation Committee chartered a study relating to the compensation of the Company's senior officers. This study was performed by an independent benefits consultant and identified a shortfall in the overall compensation of the Company's senior officers. Based in part on this study and in an attempt to meet the median overall compensation of the Company's peer group, the base salary for each of the five highest paid officers for 2000 was reviewed and established by the Compensation Committee. The Compensation Committee may further adjust these salaries in 2001 based upon a finding that adjustment was reasonable in view of competitive practices, the Company's performance and the contribution of those officers to that performance.

        Incentive Compensation Plan

        The Company has established an incentive compensation plan for officers and key employees of the Company. This plan provides for the payment of an annual bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Each participant's performance objectives, which are reviewed and established at the beginning of the year by the Compensation Committee, vary from year to year and are based, among other things, on measures of profitability, cash flow and other measures of the Company's performance, as well as upon each individual's specific role within the Company. Pursuant to the Company's Employment Agreement with Mr. DeBoer, Mr. DeBoer is eligible for an annual bonus to be set by the Compensation Committee. The bonus levels for 2000 were established based in large part on the compensation studies chartered by the Compensation Committee.

        Long-term Incentive Compensation

        1996 Equity Participation Plan

        The Company has established the 1996 Equity Participation Plan to provide an additional incentive for executive officers, other key employees, the Company's non-employee Directors ("Independent Directors") and consultants of the Company through granting of options, restricted stock and other awards, thereby stimulating their personal and active interests in the Company's development and financial success, and inducing them to remain in the Company's employ.

        Based in part on the compensation studies chartered by the Compensation Committee, in 2000 the Compensation Committee established annual option grant award targets for the Company's executive officers. The annual award targets are designed to bring executive compensation in line with the median compensation paid by the Company's peer group of companies. The option award targets do not obligate the Compensation Committee to award any options.

        During 2000, the Company granted to executive officers, other Company employees, Independent Directors and consultants of the Company options to purchase approximately 132,600 shares of Common Stock pursuant to the 1996 Equity Participation Plan. All of the 132,600 options issued during 2000 were issued to Company employees. Executives were not issued any stock options during the year 2000. The options are exercisable at prices per share ranging from $1.78 to $3.25. The total number of options granted to each individual was determined primarily by the position of the participant. Prior to 2000, the Company granted options to all employees of the Company (including all employees at each of the Company's hotels) regardless of position. In 2000, this practice was modified to include only certain positions. Of the 1,223,500 options issued and outstanding as of December 31, 2000, 80,000 had been issued to directors (pursuant to formula grants under the 1996 Equity Participation Plan), 619,500 had been issued to executives and 524,000 had been issued to other Company employees.

        401(k) Profit Sharing Plan

        The Company administers the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "401(k) Plan"), which is designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all employees of the Company who have attained age 21 and have completed ninety days of service. Participants receive service credit for employment with the predecessor of the Company.

        A participant in the 401(k) Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the 401(k) Plan. The Company may, but is not obligated to, make contributions on behalf of each participant. Effective October 1, 1999, the Company match rate was increased from 25% to 50% of all participants' contributions, not to exceed 6% of the employee's compensation. For the year ended December 31, 2000, the Company matched employee contributions in the aggregate amount of $411,000.

        Chief Executive Compensation

        In 2000, Mr. DeBoer, the Company's Chief Executive Officer and Chairman of the Board, received base compensation of $365,000. The Compensation Committee increased Mr. DeBoer's salary from $350,000 to $365,000 effective January 1, 2000. As part of his compensation for 2000, Mr. DeBoer also received a bonus of $175,000.

        In establishing Mr. DeBoer's compensation, the Compensation Committee followed its established compensation philosophy and process described above. In particular, the Compensation Committee noted the Company's hotel operating results and Mr. DeBoer's several initiatives to focus and align the Company's strengths and objectives to varying market conditions. In addition, the Compensation Committee also considered the compensation paid by a peer group of companies as well as market trends as they related to compensation of chief executive officers in the industry.

        The foregoing report has been approved by all the members of the Compensation Committee.

Date:  March 20, 2001                 Thomas W. Storey (Chair)
                                      Frank J. Pados, Jr.
                                      William L. Perocchi

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company has implemented a policy requiring any material transaction or agreement with a related party to be approved by a majority of the directors not interested in such transaction or agreement, provided that they determine that the terms of any such transaction or agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party. Compensation and benefit practices of the Company are established and governed by the Compensation Committee comprised exclusively of independent members of the Board of Directors. From January 2000 through May 2000, the Compensation Committee consisted of Gary E. Costley, Frank J. Pados, Jr., Robert S. Morris and William L. Perocchi. From May 2000 through December 2000, the Compensation

Committee consisted of Messrs. Pados and Perocchi and Thomas W. Storey. Mr. Fix is a non-voting ex officio member of the Audit and Compensation Committees.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

        The graph below provides an indicator of cumulative total shareowner returns for Candlewood as compared with the S&P 500 Stock Index and the S&P Hotel-Motel index. This graph covers the period of time beginning November 5, 1996, when Candlewood's shares were first traded, through December 31, 2000.


                                       11/5/96      12/96      12/97       12/98       12/99       12/00
CANDLEWOOD HOTEL COMPANY, INC          100.00       95.06       86.42       51.85       17.28       24.69
S & P 500                              100.00      105.43      140.60      180.78      218.83      198.90
S & P LODGING-HOTELS                   100.00       95.04      132.99      108.26      108.26       87.55

                             AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence. The Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61.

        The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two meetings during fiscal year 2000.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

        The foregoing report has been approved by all the members of the Audit Committee.

Date:  March 27, 2001                 Thomas H. Nielsen (Chair)
                                      Mariel C. Albrecht
                                      Robert J. Cresci

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                        FEES PAID TO INDEPENDENT AUDITORS

        The fees paid to Ernst & Young LLP, the Company's independent auditor, during the 2000 fiscal year are as follows:

                                                                               Fees Paid
                                                                               ---------
Audit Fees(1) ......................................................            $70,500
Financial Information Systems Design and Implementation Fees(2) ....                  0
All Other Fees(3) ..................................................                  0

(1) Includes the aggregated fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2000 fiscal year.

(2) Includes the aggregate fees billed for professional services rendered by Ernst & Young LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2000 fiscal year.

(3) Includes the aggregate fees billed for all services rendered by Ernst & Young LLP, other than the fees for the services which are reported under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during fiscal 2000.

                              CERTAIN TRANSACTIONS

        The Company purchases property and casualty insurance, worker's compensation coverage and builders risk insurance through Manning & Smith Insurance, an insurance agency in which Mr. DeBoer owns a minority interest. The insurance contracts were awarded through a competitive bid process. For 2000, 1999 and 1998 the Company paid insurance premiums to Manning & Smith Insurance for such coverages in the amount of $990,000, $1,213,000 and $1,134,000, respectively.

        The Company purchases corporate air travel through Wichita Air Services, a Wichita, Kansas based air travel service, owned by Mr. DeBoer. In February 1999, the Company purchased a 0.1% interest in Wichita Air Services for a nominal amount of cash. In addition, the Company has entered into a contract to purchase corporate travel through Wichita Air Services for a three-year period, which expires in February 2002. For the years ended 2000, 1999 and 1998 the Company incurred costs from Wichita Air Services in the amount of $160,000, $199,000 and $396,000, respectively.

        The Company entered into an agreement with Wichita Downtown Residence Associates in April 1997, to provide management services to Cambridge Suites by Candlewood, located in Wichita, Kansas. In exchange for providing all management services as specified in the agreement, the Company receives management fees equal to 3.0% of room revenue and 4.5% of gross operating profit. In addition, the Company receives accounting fees equal to $500 per month. The current agreement expires in April 2003 and is renewable for five-year terms upon mutual consent. Mr. DeBoer is a majority partner in Wichita Downtown Residence Associates. For 2000, 1999 and 1998 the Company received fees of $62,000, $69,000 and $52,000, respectively.

        In April 1998, the Company entered into a management agreement with The Hotel At Old Town, Inc., located in Wichita, Kansas to provide management services to The Hotel At Old Town. The hotel opened in March 1999. In exchange for providing all management services as specified in the agreement, the Company receives management fees equal to 3.0% of room revenue and 4.5% of gross operating profit. In addition, the Company receives accounting fees equal to $500 per month. The term of the agreement is five years and expires in March 2004. The agreement is renewable for additional multi-year terms upon mutual consent of the parties. Mr. DeBoer is a majority partner in The Hotel at Old Town, Inc. For 2000 and 1999 the Company received fees of $161,000 and $81,000, respectively.

        Doubletree, a wholly-owned subsidiary of Hilton Hotels Corporation, has agreed to guarantee portions of certain loans made to the Company and its franchisees in excess of 56.25% of the hotel cost, up to a maximum of 80% of the cost of hotels that the Company manages and 75% of the costs of hotels not managed by the Company. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the cash flows of the hotels and a 0.25-0.50% fee on the total loan amount outstanding. Thomas L. Keltner, a director of the Company, is currently Executive Vice President of Hilton Hotels Corporation. Mariel C. Albrecht, a director of the Company, is currently Senior Vice President and Treasurer of Hilton Hotels Corporation.

        Doubletree has extended to the Company a $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. The Company has drawn down the full amount of this facility with principal of $12.5 million and $2.5 million payable at maturity in November 2001 and July 2002, respectively. The amount bears interest at a rate calculated based on the date amounts were advanced to the Company or its predecessors. As of December 31, 2000, the full amount of the facility bears interest at 15%. During 2000, the Company incurred interest totaling approximately $2.2 million related to the credit facility. A portion of this amount was capitalized as construction period interest.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of copies of such forms received by it with respect to fiscal year 2000, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a).

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders, unless they resign or are removed. The Company's Bylaws authorize a Board of Directors comprised of at least seven directors and no more than thirteen directors, with the exact number set by resolution of the Board. The Stockholders Agreement provides that the maximum number of authorized directors is thirteen. Pursuant to a resolution adopted by the Board of Directors in April 2001, the authorized number of members of the Board of Directors was increased from twelve to thirteen. James E. Roos, the President and Chief Operating Officer of the Company, was elected to fill the vacancy. Prior to the 2001 Annual Meeting, Mr. Gary E. Costley, who had served as a director since 1997, notified management that he did not intend to stand for reelection and would resign from the Board of Directors to pursue other interests. The Board of Directors has accepted Mr. Costley's resignation, effective upon the election of the thirteen nominees for election to the Board of Directors as set forth below. There are currently no vacancies on the Board of Directors.

        The Stockholders Agreement provides that, subject to certain conditions, Olympus, Desai and Pecks are each entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, a majority of the holders of the Series B Preferred Stock are entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two directors, and allows the DeBoer/Fix Holders to collectively designate two directors for election to the Board. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree, together with the DeBoer/Fix Holders to designate the President of the Company and such number of remaining independent directors for election. Pursuant to the Stockholders Agreement, the holders of the Series A Preferred Stock have nominated Robert J. Cresci, Robert S. Morris and Frank J. Pados, Jr. to serve as directors. The holders of Series B Preferred Stock have nominated Seth E. Schofield to serve as a director. Doubletree has nominated Mr. Keltner and Ms. Albrecht. The DeBoer/Fix Holders have nominated Messrs. DeBoer and Fix to serve as directors. Doubletree, together with the DeBoer/Fix Holders, have nominated James E. Roos, the President and Chief Operating Officer of the Company, and the remaining unaffiliated directors:
William L. Perocchi, Tony M. Salazar, Thomas H. Nielsen and Thomas W. Storey. Messrs. Perocchi and Storey were formerly nominees of Doubletree. The purchasers of the Preferred Stock, Doubletree and Messrs. DeBoer and Fix have agreed to vote for each other's nominees for the Board of Directors pursuant to the Stockholders Agreement.

        Twelve of the thirteen nominees for election to the Board of Directors currently serve as directors of the Company, each having been elected or appointed to his or her present term of office in accordance with the Bylaws of the Company. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since that time. One of the nominees, Seth E. Schofield, does not currently serve on the Board of Directors.

                                                                                                     FIRST BECAME
NAME                              AGE    PRINCIPAL OCCUPATION OR POSITION                             A DIRECTOR
----                              ---    --------------------------------                            -----------
Jack P. DeBoer                    70     Chief Executive Officer and Chairman of the Board of           1996
                                         the Company
Warren D. Fix                     62     Executive Vice President, Chief Financial Officer and          1996
                                         Secretary of the Company
Tony M. Salazar                   49     Executive Vice President and Director of McCormack             1997
                                         Baron & Associates, Inc.
Robert J. Cresci                  57     Managing Director of Pecks Management Partners Ltd.            1997
Robert S. Morris                  46     Managing Partner of Olympus Partners                           1997
Frank J. Pados, Jr.               57     Executive Vice President of Desai Capital Management           1997
                                         Inc.
William L. Perocchi               43     Chief Executive Officer and Director of Pebble Beach           1997
                                         Company
Thomas H. Nielsen                 70     Consulting Director of U.S. Trust of California                1998
Thomas L. Keltner                 54     Executive Vice President of Hilton Hotels Corporation          1999
Thomas W. Storey                  44     Chief Executive Officer of Delta Squared Partners              1999
Mariel C. Albrecht                35     Senior Vice President and Treasurer of Hilton Hotels           2000
                                         Corporation
James E. Roos                     49     President and Chief Operating Officer of the Company           2001
Seth E. Schofield                 61     Nominee as a Director of the Company                            --

        Jack P. DeBoer has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. In 1975, Mr. DeBoer founded the Residence Inn Company, an upscale extended-stay chain which he built to 100 hotels before selling the company to Marriott Corporation in 1987. Mr. DeBoer is a member of the Board of Trustees of Innkeepers USA Trust, a publicly-held lodging real estate investment trust.

        Warren D. Fix has served as a director and the Executive Vice President, Chief Financial Officer and Secretary of the Company since its inception. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree, primarily developing debt and equity sources of capital for hotel acquisitions and refinancings. Additionally, Mr. Fix was a partner in The Contrarian Group, a business management company, from December 1992 to October 1995. From 1989 to December 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions within The Irvine Company, a California-based real estate and development company, including most recently, Chief Financial Officer.

        Tony M. Salazar has served as a director of the Company since February 1997. Mr. Salazar is the Executive Vice President of McCormack Baron Salazar, Inc., a privately held real estate development and property management company, a position which he has held since 1985. He previously served as the Executive Director of the Kansas City Neighborhood Alliance, a community development and financing agency.

        Robert J. Cresci has served as a director of the Company since November 1997. Mr. Cresci is the Managing Director of Pecks Management Partners Ltd., an investment management firm, a position he has held since 1990. Mr. Cresci currently serves on the board of directors of Sepracor, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Castle Dental Centers, Inc., J2 Global Communications, Inc., SeraCare, Inc., E-Stamp Corporation and several private companies.

        Robert S. Morris has served as a director of the Company since November 1997. Mr. Morris founded Olympus Partners in 1989 and serves as the Managing Partner of Olympus Private Placement Fund, L.P., Olympus Growth Fund II, L.P., Olympus Executive Fund, and Olympus Growth Fund III, L.P. Olympus manages approximately $1 billion in capital. Mr. Morris is currently a director of several Olympus portfolio companies, including Shemin Acquisition Corporation, Client Distribution Services, Inc. and Symmetry Medical Inc. He has served on the boards of several divested Olympus portfolio companies. He also serves on the Board of Directors of Hamilton College Endowment Fund. Mr. Morris received his A.B. from Hamilton College and his M.B.A. from the Amos Tuck School of Business at Dartmouth College.

        Frank J. Pados, Jr. has served as a director of the Company since November 1997. Mr. Pados is the Executive Vice President of Desai Capital Management Inc., an institutionally funded private equity investment firm with approximately $1.5 billion under management, a position he has held since September 1995. From October 1983 to September 1995, he served as Managing Director of Trust Company of the West and Senior Partner of TCW Capital, an investment management firm. Mr. Pados serves on the board of directors of Lender's Service, Inc. and Brown Jordan Company.

        William L. Perocchi has served as a director of the Company since November 1997. Mr. Perocchi is the Chief Executive Officer and a director of Pebble Beach Company. From December 1997 to January 1999, Mr. Perocchi served as the Executive Vice President and Chief Financial Officer of Promus Hotel Corporation. From 1993 to 1997, Mr. Perocchi served as Executive Vice President and Chief Financial Officer of Doubletree Corporation and served as director of Doubletree Corporation from 1996 to 1997. From 1992 to 1993, Mr. Perocchi was Executive Vice President and Chief Financial Officer of Guest Quarters Hotel Partnership, a predecessor company of Doubletree. Mr. Perocchi previously served in an executive capacity with General Electric Company.

        Thomas H. Nielsen has served as a director of the Company since his appointment in December 1998. Mr. Nielsen currently serves as Principal of The Nielsen Company, a position he has held since 1990. From 1996 to 2000, Mr. Nielsen served as Consulting Director of U.S. Trust of California, an investment management and private banking firm. From 1993 to 1996, Mr. Nielsen served as Managing Director of U.S. Trust of California. In 1978, Mr. Nielsen joined the Irvine Company, a California-based real estate and development company, and held several positions including President and Vice Chairman. He remains active with the Irvine Company as a Director Emeritus.

        Thomas L. Keltner has served as director of the Company since his appointment in March 1999. Mr. Keltner currently serves as Executive Vice President of Hilton Hotels Corporation and President, Brand Performance & Development Group. From February 1999 to November 1999, Mr. Keltner served as President, Brand Performance and Development Group of Promus Hotel Corporation. From July 1997 to January 1999, Mr. Keltner served as Executive Vice President and Chief Development Officer of Promus. From 1993 to 1995, he served as Senior Vice President, Development of Promus. From 1993 to 1995, he served as Senior Vice President, Development of the Hotel Division of Promus Companies Incorporated. From 1991 to 1993, Mr. Keltner served as President, Golf Training Systems, Inc., a company organized to manufacture and distribute golf training and fitness products. From 1990 to 1991, Mr. Keltner served as Senior Vice President and Chief Operating Officer, Franchise Division of Holiday Inn Worldwide. From 1988 to 1990, Mr. Keltner served as President and Managing Director of Holiday Inns International.

        Thomas W. Storey has served as a director of the Company since March 1999. Mr. Storey currently serves as Chief Executive Officer of Delta Squared Partners, an internet strategy firm, and as Executive Vice President of Canadian Pacific Hotels and Resorts. Mr. Storey has a long history in the hotel industry. Mr. Storey served as Executive Vice President of Corporate Strategic Planning and Venture Operations for Promus Hotel Corporation. From 1997 to 1999, Mr. Storey served as Executive Vice president of Sales, Marketing and Reservations of Promus. Mr. Storey served as Executive Vice President, Sales and Marketing of Doubletree Hotels Corporation from 1994 to 1997 and Radisson Hotels International from 1989 to 1994.

        Mariel C. Albrecht has served as a director of the Company since her appointment in February 2000. Ms. Albrecht currently serves as Senior Vice President and Treasurer for Hilton Hotels Corporation, a position she has held since November 1999. From March 1998 to November 1999, she held the position of Vice President of Corporate Finance for Hilton. From April 1996 to March 1998, Ms. Albrecht served as Vice President and Relationship Manager for Wachovia Bank in Atlanta, Georgia. From December 1989 to April 1996, Ms. Albrecht served as Assistant Vice President and Relationship Manager for Corestates Bank in Philadelphia, Pennsylvania.

        James E. Roos has served as a director of the Company since his appointment in April 2001. Mr. Roos has served as President and Chief Operating Officer of the Company since June 1997. From 1993 to 1997, Mr. Roos was Executive Vice President of Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel company. From 1991 to 1993, Mr. Roos served as Vice President of Operations for the Western Region of Holiday Inns, Inc. From 1987 to 1991, Mr. Roos was Vice President of Operations and Development for Hampton Inns, Inc., a division of Promus Companies/Holiday Inns, Inc. From 1981 to 1987, Mr. Roos was Director of Operations for Holiday Inns, Inc.

        Seth E. Schofield served as Chairman and owner of Base International, a company providing executive protection, corporate investigation and pre-employment screening, from February 1996 to July 2000. From 1960 to 1996, Mr. Schofield held several corporate positions with USAirways, including Chairman of the Board, President and Chief Executive Officer of USAir Group, Inc. and USAir, Inc. from 1991 to 1996. Mr. Schofield currently serves on the Board of Directors of USX Corporation and Calgon Carbon Corporation. Mr. Schofield is a member of the Desai Capital Management Advisory Board.

        The Board of Directors held four meetings during the fiscal year ended December 31, 2000. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period (and for which he or she served as a director).

        The Company has an Audit Committee and a Compensation Committee, but has not established a Nominating Committee. Nominations of directors have been made by the full Board of Directors pursuant to the terms of the Stockholders Agreement.

        From January 2000 to May 2000, Messrs. Nielsen, Cresci and Perocchi comprised the membership of the Audit Committee. In May 2000, Ms. Albrecht replaced Mr. Perocchi as a member of the Audit Committee. Mr. Fix is a non-voting, ex officio member of the Audit Committee. In accordance with its written charter, a copy of which is attached to this proxy statement as APPENDIX A, the Audit Committee's responsibilities include:

        - recommending the selection of the Company's independent public auditors to the Board of Directors;

        - consulting with the independent auditors with regard to the plan and scope of audit;

        - reviewing in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any; and

        - consulting with the independent auditors with regard to the adequacy of internal controls, and, if need be, consulting with management regarding the same.

The Audit Committee held two meetings during the fiscal year ended December 31, 2000. Each director attended at least 75% of the aggregate number of meetings of the Audit Committee for which he or she was a member.

        The Compensation Committee reviews and approves executive salaries, considers awards to be granted under the Company's officer bonus plan and performs other related functions upon request of the Board of Directors. The Compensation Committee held three meetings (including one held by written consent) during the fiscal year ended December 31, 2000, of which each member attended at least 75% of the aggregate number of meetings of the Compensation Committee for which he was a member.

BOARD COMPENSATION AND BENEFITS

        The Company's Independent Directors receive directors' fees of (i) $4,000 for each regularly scheduled Board of Directors meeting attended in-person or (ii) $1,000 for each regularly scheduled Board of Directors Meeting at which participation is by telephone; provided, however, that no Independent Director receives a fee for any Board of Directors meeting conducted by unanimous written consent. Each Independent Director receives directors' fees of $500 for participation at a meeting of the Board of Directors which has not been regularly scheduled, such fee to be paid for participation either in-person or by telephone. In addition, each Independent Director who is also a member of the Compensation Committee, Audit Committee or Hotel Development Committee of the Company receives a fee of $500 for a committee meeting which has not been regularly scheduled or is scheduled on a day the Board of Directors is not otherwise meeting, such fee to be paid for participation either in-person or by telephone. Mr. Keltner and Ms. Albrecht waived their right to receive directors fees in 2000. The Company expects Mr. Keltner and Ms. Albrecht to continue to waive their right to receive directors fees during 2001. Pursuant to the Company's 1996 Equity Participation Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) was entitled to receive immediately prior to the commencement of the Company's initial public offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Also pursuant to the 1996 Equity Participation Plan, each person who became a director subsequent to the Company's initial public offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. Mr. Keltner and Ms. Albrecht have waived their right to receive this grant. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

VOTE AND RECOMMENDATION

        Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the thirteen nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THIRTEEN NOMINEES.

                                   PROPOSAL 2

                   AMENDMENT OF 1996 EQUITY PARTICIPATION PLAN

PROPOSED AMENDMENT

        The 1996 Equity Participation Plan of the Company (the "Plan") was originally adopted by the Board of Directors on September 30, 1996 and was approved by the stockholders on November 7, 1996. On January 26, 1998 and May 18, 1998, respectively, the Board of Directors and the stockholders approved an amendment to the Plan to increase the number of authorized shares of Common Stock available for issuance thereunder from 900,000 to 1,676,710. Currently, under the Plan, not more than 1,676,710 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs"), and other awards, or upon vesting of restricted or deferred stock awards. The Board of Directors has approved, subject to shareholder approval, an amendment to the Plan to increase the number of authorized shares of Common Stock available for issuance thereunder from 1,676,710 to 2,676,710.

        The Company currently has one stock option plan in effect under which it may continue to grant stock options, the Plan. Under the Plan, the Board of Directors was empowered to grant awards for up to an aggregate of 1,676,710 shares of Common Stock. On March 19, 2001, there were outstanding options for an aggregate of approximately 1,223,100 shares of Common Stock which were granted pursuant to the Plan. Absent the approval of the amendment to the Plan, a total of only approximately 453,610 shares of Common Stock remain available for issuance under the Plan, which amount has not been reduced to reflect the grant by the Board of Directors on February 20, 2001 of additional options to purchase an aggregate of 523,625 shares of Common Stock which are subject to the approval of the amendment to the Plan by the stockholders. The Board of Directors believes that in order to retain, motivate and attract key personnel essential to the continued success of the Company it is necessary to maintain its current practice of providing meaningful incentive awards on an annual basis. The Board of Directors also believes that the Company's compensation objectives could not be achieved with increasing the number of shares available for issuance under the Plan. Accordingly, the Board believes that the amendment will further the interests of the Company and its stockholders by strengthening our ability to attract, motivate and retain employees, officers, consultants and directors of training, experience and ability, and to provide a means to encourage stock ownership and proprietary interest in the Company to valued employees, officers, consultants and directors upon whose judgment, initiative, and efforts we largely depend for the continued financial success and growth of the business.

        The principal purposes of the Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to grants and awards made to officers, employees and consultants, the Plan provides for automatic annual grants to non-employee directors of the Company.

        Furthermore, the maximum number of shares which may be subject to options, rights or other awards granted under the Plan to any individual in any calendar year cannot exceed 500,000.

        The shares available under the Plan upon exercise of stock options and other awards, and for issuance as restricted or deferred stock, may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Candlewood Common Stock. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations, including restructuring.

        If any portion of a stock option or other award terminates or lapses unexercised, or is canceled upon grant of a new option or other award (which may be at a higher or lower exercise price than the option or other award so canceled), the shares which were subject to the unexercised portion of such option or other award, will continue to be available for issuance under the Plan.

DESCRIPTION OF THE PLAN

ADMINISTRATION

        The Plan is administered by the Compensation Committee or a subcommittee of the Board (for purposes of this section, the "Committee"), consisting of at least two members of the Candlewood Board of Directors, none of whom is an officer or employee of the Company. The Committee is authorized to select from among the eligible employees and consultants the individuals to whom options, SARs, restricted stock and other awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plan.

PAYMENT FOR SHARES

        The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire Candlewood Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Candlewood Common Stock owned by the optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. The Committee may also provide, in the terms of an option or other right, that the purchase price may be payable within thirty days after the date of exercise. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of options. This may also include services rendered, or the difference between the exercise price of presently exercisable options and the fair market value of Candlewood Common Stock covered by such options on the date of exercise.

AMENDMENT AND TERMINATION

        Amendments to the Plan to increase the number of shares as to which options, restricted stock and other awards may be granted (except for adjustments resulting from stock splits and the like) require the approval of the Company's stockholders. In all other respects the Plan can be amended, modified, suspended or terminated by the Committee or the Candlewood Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall, without the consent of the holder of options or other awards, alter or impair rights or obligations under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Plan.

ELIGIBILITY

        Options, SARs, restricted stock and other awards under the Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Such awards also may be granted to consultants of the Company selected by the Committee for participation in the Plan; provided that no incentive stock option ("ISO") shall be granted to any person who is not an employee of the Company. Non-employee directors of the Company are eligible to receive automatic grants of non-qualified stock options ("NQSOs") under the Plan. More than one option, SAR, restricted stock grant or other award may be granted to a plan participant, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an ISO is first exercisable by an optionee (i.e., "vests") during any calendar year cannot exceed $100,000.

AWARDS UNDER THE 1996 EQUITY PARTICIPATION PLAN

        The Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each grant or issuance will be set forth in a separate agreement between the Company and the award recipient, and will indicate the type, terms and conditions of the award.

        NQSOs will provide for the right to purchase Candlewood Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee.

        Automatic Grants of NQSOs to Non-Employee Directors. During the term of the Plan, (i) a person who is a non-employee director of Candlewood as of the effective date of the Plan automatically shall be granted an option to purchase ten thousand (10,000) shares of Candlewood Common Stock (subject to adjustment in the event of certain corporate changes) on the date of such initial public offering; and (ii) a person who is initially elected or appointed to the Candlewood Board of Directors and non-employee director automatically shall be granted an option to purchase ten thousand (10,000) shares of Candlewood Common Stock (subject to adjustment in the event of certain corporate changes) on the date of such initial election or appointment. Members of the Candlewood Board of Directors who are employees of the Company who subsequently retire from the Company and remain on the Candlewood Board of Directors will not receive an initial option grant pursuant to the preceding sentence.

        ISOs, if granted, will be designed to comply with the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of the fair market value of Candlewood Common Stock on the grant date and a ten year restriction on their term; provided, however, that in the case of ISOs granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, such exercise price shall not be less than 110% of the fair market value of Candlewood Common Stock on the grant date and there shall be a five year restriction on their term. ISOs may be modified to disqualify them from treatment as an incentive stock option. ISOs may be granted only to employees.

        Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

        Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

        Stock appreciation rights may be granted in connection with stock options or other awards, or may be granted independent of any award. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Candlewood Common Stock over the exercise price of the related option or other awards, but alternatively may be based upon criteria such as book value. There are no restrictions specified in the Plan on the exercise of SARs or the amount of gain realizable therefrom, although they can be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Candlewood Common Stock or in a combination of cash and Candlewood Common Stock.

        Dividend equivalents may be credited to a participant in the Plan. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

        Performance awards may be granted by the Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Candlewood Common Stock or in a combination of cash and Candlewood Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of Candlewood Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in Candlewood Common Stock or in a combination of cash and Candlewood Common Stock.

        Stock payments may be authorized by the Committee in the form of shares of Candlewood Common Stock or an option or other right to purchase Candlewood Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a key employee or consultant in cash.

MISCELLANEOUS PROVISIONS

        The Plan specifies that the Company may make loans to Plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the Plan. The terms and conditions of such loans, if any are made, are to be set by the Committee.

        In consideration of the granting of a stock option, SAR, dividend equivalent, performance award, stock payment, or right to receive restricted or deferred stock, the employee or consultant must agree in the written agreement embodying such award to remain in the employ of, or to continue as a consultant for, the Company or a subsidiary of the Company for at least one year after the award is granted (or such shorter period as may be fixed by agreement or by action of the Committee following grant of the award).

        The dates on which options or other awards under the Plan first become exercisable and on which they expire will be set forth in individual stock options or other agreements setting forth the terms of the awards. Such agreements generally will provide that options and other awards expire upon termination of the optionee's status as an employee, consultant or director, although the Committee may provide that such options continue to be exercisable following a termination without cause, or following a change in control of the Company, or because of the grantee's retirement, death, disability or otherwise. Similarly, restricted stock granted under the Plan which has not vested generally will be subject to repurchase by the Company in the event of the grantee's termination of employment or consultancy, although the Committee may make exceptions, based on the reason for termination or on other factors, in the terms of an individual restricted stock agreement.

        No option, SAR or other right to acquire Candlewood Common Stock granted under the Plan may be assigned or transferred by the grantee, except by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Code or Title I to the Employee Retirement Income Security Act of 1994, as amended, or the rules thereunder), although the shares underlying such rights may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

        The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option or other right granted under the Plan, or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Committee to disapprove such use.

FEDERAL INCOME TAX CONSEQUENCES

        The Federal income tax consequences of the Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Plan, and is intended for general information only. In addition, the Federal income tax consequences described below are subject to the limitation on deductions under Section 162(m) of the Code, as discussed in further detail below. Alternative minimum taxes, employment taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

        Nonqualified Stock Options ("NQSO's"). The recipient of NQSO's granted under the Plan will not recognize ordinary income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSO's the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis in the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

        Incentive Stock Options ("ISO's"). The recipient of ISO's granted under the Plan will not recognize taxable income when an ISO is granted to him or when that option is exercised, however, the difference between the option exercise price and the fair market value of the shares on the date of exercise will constitute an item of adjustment for purposes of alternative minimum tax. An optionee's basis in the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the option exercise price. The Company will not be entitled to a deduction unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the optionee will recognize the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise as ordinary income; the balance of the gain, if any, will be taxed as capital gain. The Company will be entitled to a deduction in regard to an ISO only to the extent the employee recognizes ordinary income. An ISO exercised more than three months after an optionee's termination from employment, other than by reason of death or disability, will be taxed as an NQSO.

        Stock Appreciation Rights ("SARs"). The recipient of an SAR will not recognize income upon the receipt of an SAR. Upon exercise of the SAR, the recipient will recognize the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, as ordinary income. The Company will be entitled to a deduction in the amount which the recipient recognizes as ordinary income.

        Restricted Stock. An recipient to whom restricted stock is issued will not recognize income upon issuance and the Company will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee generally will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. If an election is made under Section 83(b) with respect to restricted stock, the recipient will recognize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor, and the Company will be entitled to a deduction in the same amount.

        Deferred Stock. A recipient to whom an award of deferred stock is granted will not recognize income upon the grant and the Company will not then be entitled to a deduction. When the aware of deferred stock vests and shares of stock are issued to the recipient, the recipient will recognize ordinary income, and the Company will be entitled to a deduction, in the amount equal to the fair market value of the shares at the time of issuance. A recipient may not make a
Section 83(b) election with respect to an award of deferred stock.

        Dividend Equivalents. A recipient of a dividend equivalent award will not recognize income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the recipient will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

        Performance Awards. A recipient granted a performance award will not recognize income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid or distributed, whether in cash or stock, the recipient will have ordinary income, and the Company will be entitled to a corresponding deduction. If the award is distributed in stock, the recipient will recognize ordinary income in an amount equal to the fair market value of the stock at the time of distribution.

        Stock Payments. A recipient who receives a stock payment will recognize ordinary income in an amount equal to the fair market value of the stock distributed, and the Company will be entitled to a corresponding deduction.

        Effect of Code Section 162(m) on the 1996 Equity Participation Plan. Under Code Section 162(m), in general, the Company's deductions may be limited to the extent the total compensation (including, for example, salary, bonus, stock option exercises and non-qualified benefits) for an executive officer exceeds $1 million in any taxable year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the option on the grant date).

ANTI-DILUTION PROTECTION OF PREFERRED STOCK

        Pursuant to the anti-dilution protection provisions of the certificates of designations for the Preferred Stock, if the Company grants any options at or below the then applicable conversion price (i.e. the price at which the Preferred Stock may convert into Common Stock), the conversion price of the Preferred Stock will be proportionately reduced to reflect the option grants. The Company expects that many of the options that will be granted under the Plan, as amended, will trigger the anti-dilution protections of the Preferred Stock, which will result in a decrease in the conversion price. Based upon the grants made by the Board of Directors under the Plan subject to the stockholders' approval of the amendment to the Plan (See "New Plan Benefits"), the conversion price of the Preferred Stock would be decreased from $9.50 per share to approximately $9.13 per share.

VOTE AND RECOMMENDATION

        The only change the amendment makes to the Plan is to increase the number of authorized shares of Common Stock available for issuance from 1,676,710 to 2,676,710.

        The affirmative vote of a majority of the shares of voting stock present and entitled to vote, in person or by proxy, is necessary to approve an amendment of the Plan. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE PLAN

                                NEW PLAN BENEFITS

        The Compensation Committee generally makes incentive award determinations for executive officers and other employees in the first quarter of each year, based on the employee's and the company's performance during the prior year. Therefore, many of the awards that are likely to be made under the Plan are not currently determinable. The following table includes information about anticipated awards under the Plan to the extent they are determinable.

NAME AND POSITION                                                                             NUMBER OF SHARES
-----------------                                                                             ----------------
Jack P. DeBoer                                                                                      95,000
   Chief Executive Officer and Chairman of the Board
James E. Roos                                                                                       96,000
   President and Chief Operating Officer
Warren D. Fix                                                                                       71,000
   Executive Vice President, Chief Financial Officer and Secretary
Charles H. Armstrong, Jr.                                                                           20,000
Vice President -Franchise Sales
H. Steven Meadows                                                                                   20,000
   Vice President -Operations
All current executive officers as a group                                                          438,750
All current directors who are not executive officers as a group                                          0
All employees, including all current officers who are not executive officers                        84,875

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        It is currently contemplated that Candlewood's 2002 Annual Meeting of Stockholders will be held on or about May 14, 2002. In the event that a stockholder desires to have a proposal considered for presentation at Candlewood's 2002 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Secretary of Candlewood so that it is received no later than December 19, 2001. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        If a stockholder, rather than placing a proposal in Candlewood's proxy statement as discussed above, commences his or her own proxy solicitation for the 2002 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, Candlewood must receive notice of such proposal by at least 60 days prior to the date of the 2002 Annual Meeting of Stockholders, which is expected to be held on or about May 14, 2002. If such notice is not received on a timely basis, such proposal will not be acted upon at the meeting, including information regarding such proposal in its proxy materials. Proposals should be directed to the attention of the Secretary, Candlewood Hotel Company, Inc., 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206.

                                  OTHER MATTERS

        As of the date of this Proxy Statement the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                       By Order of the Board of Directors,
                                       Warren D. Fix


                                       Secretary

Dated:   April 18, 2001

                                   APPENDIX A

                         CANDLEWOOD HOTEL COMPANY, INC.
                             AUDIT COMMITTEE CHARTER


                                   OBJECTIVES

The Audit Committee is a committee of the Board of Directors (the "Board"). Its primary function is to assist the Board in fulfilling its fiduciary responsibilities by reviewing the financial information, the systems of internal controls which management and the Board have established, and the audit process.

The objectives of the Audit Committee are as follows:

        - To help directors discharge their responsibilities, especially for accountability

        - To provide communication between directors and external and internal auditors

        -       To ensure the external and internal auditors' independence

        -       To maintain the credibility and objectivity of financial reports


                                  CONSTITUTION

        In 1999, The SEC and the Auditing Standards Board of the AICPA amended its Audit Committee rules, requiring that all of the Audit Committee members shall be independent directors.


        1. The Audit Committee shall be appointed by the Board of Directors and shall comprise at least (3) three directors, each of whom are independent of management of the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management of the Company. The Board may provide for alternate Audit Committee members who shall be entitled to attend committee meetings in the absence of the members of the Audit Committee.

        2. Members of the Audit Committee shall all be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement (or shall be able to do so within a reasonable time after appointment to the Audit Committee).

        3. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual's financial sophistication.

        4. A quorum of the Audit Committee shall be a majority of the members of the Audit Committee.

        5.      The members of the Audit Committee shall choose a Chairman.

        6. The Audit Committee shall meet at least two times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

        7. The Audit Committee will meet at least one time per year with the external auditors of the Company to review the external auditor's examination and management report.

        8. The external auditors shall ultimately be accountable to the Audit Committee and the Board of Directors.


                         FUNCTIONS AND RESPONSIBILITIES

In meeting their responsibilities, the Audit Committee should address each of the following matters:

EXTERNAL AUDITORS

        1. Together with the Board of Directors, select, evaluate, and where appropriate, replace the external auditor (or nominate the external auditor to be proposed for shareholder approval in any proxy statement).

        2. Approve the external auditors' compensation as negotiated by management, and review and approve their discharge.

        3.      Confirm and ensure the independence of the external auditor.

        4.      Consider the external auditors' audit scope and plan.

        5. Notify the external auditor that the external auditor's ultimate accountability is to the Audit Committee and the Board of Directors.

        6. Consider with management and the external auditors the rationale for employing audit firms other than the principal external auditors on financial accounting and reporting issues.

        7. Review with the external auditors the coordination of audit effort to assure completeness of coverages, reduction of redundant efforts, and the effective use of audit resources.

        8. Review with the external auditors any impact on the financial statements of any new or proposed changes in accounting principles or regulatory requirements.

        9.      Consider and review with the external auditors:

                a. The adequacy of the Company's internal controls including computerized information system controls and security.

                b. Any related significant findings and recommendations of the external auditors together with management's responses thereto.

        10. Obtain from the external auditors a formal written statement delineating all relationships between the external auditor and the Company, consistent with Independence Standards Board Standard 1.

        11. Actively engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor.

        12. Take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the external auditor.

        13. Meet with the external auditors in executive session to discuss any matters that the committee members or the external auditors believe should be discussed privately with the Audit Committee.

FINANCIAL REPORTING

        1. Review with management and the external auditors at the completion of the annual examination:

                a. The Company's annual financial statements and related footnotes.

                b. The external auditors' audit of the financial statements and their report thereon.

                c. Any significant changes required in executing the external auditor's audit plan.

                d. Any serious difficulties or disputes with management encountered during the course of the audit.

                e. Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

                f. Nature of management advisory services (including fees) provided by the independent public accountant during the year under audit.

        2. Review with management any public interim financial reporting and consult with external auditors on such reporting as deemed necessary.

        3. Review filings with the SEC or other regulatory bodies which contain the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

GENERAL RESPONSIBILITIES

        1. Review, assess, and if necessary, update the Audit Committee's charter annually.

        2. Inquire of management and the external auditors about the significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

        3. Review policies and procedures with respect to the senior officers' expense accounts.

        4. Review legal and regulatory matters that may have a material impact on the financial statements.

        5. Meet with management in executive session to discuss any matters that the committee members or management believes should be discussed privately with the Audit Committee.

        6. Report committee actions to the Board with such recommendations as the committee may deem appropriate.

        7. The Audit Committee shall have the power to conduct or authorize investigations into any matter within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

        8. The Audit Committee will perform such other functions as assigned by law, the Company's charter or bylaws or the Board.


REPORTS

        1. The Audit Committee will prepare an annual "Audit Committee Report" for inclusion in the Company's annual meeting proxy statement, stating the following

                a. Whether the Audit Committee has reviewed and discussed the audited financial statements with management.

                b. Whether the Audit Committee has discussed with the external auditors the matters required to be discussed by SAS 61.

                c. Whether the Audit Committee has received written disclosures from the external auditors required by Independence Standards Board Standard No. 1., and has discussed with the external auditors the auditors' independence.

                d. Whether, based on its discussions with management and the auditors about the above points, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K or 10-KSB to be filed with the SEC.

                         CANDLEWOOD HOTEL COMPANY, INC.

    PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2001

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
            THE BOARD OF DIRECTORS OF CANDLEWOOD HOTEL COMPANY, INC.

        The undersigned stockholder of Candlewood Hotel Company, Inc., a Delaware corporation, hereby appoints each of Jack P. DeBoer and Warren D. Fix, with full power to act without the other and to appoint his substitute, as Proxy and attorney-in-fact and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all the shares of voting stock of Candlewood Hotel Company, Inc. held of record by the undersigned on April 2, 2001, at the 2001 Annual Meeting of Stockholders to be held on May 15, 2001, or any adjournment or postponement thereof, with respect to:

                  (Continued and to be signed on reverse side)

                       ANNUAL MEETING OF SHAREHOLDERS OF

                         CANDLEWOOD HOTEL COMPANY, INC.

                                  MAY 15, 2001

                          ---------------------------
                           PROXY VOTING INSTRUCTIONS
                          ---------------------------

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                                -----------------------
YOUR CONTROL NUMBER IS
                                -----------------------


WHEN PROXY PROOF IS OKAYED PLEASE SIGN & DATE IT HERE __________________________


             \/ Please Detach and Mail in the Envelope Provided \/

      Please mark your
A [X] votes as in this
      example

                 FOR all thirteen nominees listed       WITHHOLD AUTHORITY
                     at the right (except as         to vote for all thirteen
                     marked to the contrary)        nominees listed at the right

1. Election of                 [ ]                               [ ]
   Directors:

   (INSTRUCTION: To withhold authority to vote for any nominee, draw a line through (or otherwise strike out) his or her name in the list at right.)

   NOMINEES:

   Ms. Mariel C. Albrecht              Mr. Frank J. Pados, Jr.
   Mr. Robert J. Cresci                Mr. William L. Perocchi
   Mr. Jack P. DeBoer                  Mr. James E. Roos
   Mr. Warren D. Fix                   Mr. Tony M. Salazar
   Mr. Thomas L. Keltner               Mr. Thomas W. Storey
   Mr. Robert S. Morris                Mr. Seth E. Schofield
   Mr. Thomas H. Nielsen

2. Amendment to the Company's 1996 Equity        FOR      AGAINST   ABSTAIN
   Participation Plan, as amended                [ ]        [ ]       [ ]

3. Such other matters as may come before the meeting or any adjournment of the meeting, as to which discretionary authority is granted to said Proxy.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL THIRTEEN NOMINEES LISTED UNDER PROPOSAL 1 AND PROPOSAL 2 AND AS THE PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

   A majority of the proxies or substitutes as shall be present and shall act at said meeting or any adjournment (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

   THE UNDERSIGNED ACKNOWLEDGE RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT DATED APRIL 18, 2001 AND THE 20O0 ANNUAL REPORT OF CANDLEWOOD HOTEL COMPANY, INC.


Signature:________________________ Signature: ___________________ Dated:________

NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS ON YOUR CANDLEWOOD HOTEL COMPANY,
      INC. STOCK CERTIFICATE. IF YOU ARE UNSURE HOW YOUR NAME APPEARS, PLEASE CONTACT CANDLEWOOD HOTEL COMPANY, INC. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.)